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                                                                   Exhibit 10.60

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT dated as of April 17, 2001, is made by and between Goldshield Purchases Inc., a Florida corporation ("Buyer"), PR Nutrition, Inc., a California corporation ("Seller"), and Twinlab Corporation, a Delaware Corporation ("Principal Shareholder"). Buyer, Seller and Principal Shareholder are sometimes referred to herein collectively as the "Parties."

                                    RECITALS

      WHEREAS, Seller is engaged in the business of the distribution and sale of nutritionally enhanced food bars and drink mixes formulated with a caloric content of approximately forty percent (40%) carbohydrates, thirty percent (30%) protein and thirty percent (30%) fat, substantially all of which nutritionally enhanced food bars and drink mixes are sold through telephone orders and mail orders (the "Seller's Business"); and

      WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Acquired Assets upon the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, as an inducement to Buyer to enter into this Agreement, Principal Shareholder desires to enter into this Agreement upon the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises, and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                   ARTICLE I.

                                  DEFINED TERMS

      As used in this Agreement, and unless the context otherwise requires, capitalized terms shall have the meanings set forth below.

      1.1 "Acquired Assets" shall have the meaning set forth in Section 2.1.

      1.2 "Action" shall mean any action, suit, or legal, administrative or arbitral proceeding by or before any Governmental Authority.

      1.3 "Affiliate" shall mean, with respect to any Person, the subsidiaries, executive officers, directors, and partners of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.


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      1.4 "Affiliate Guaranty" shall have the meaning assigned to it in Section
3.2(i)(C).

      1.5 "Agreement" shall mean this Agreement and all Schedules and Exhibits hereto, as the same may from time to time be amended in accordance with Section 10.10.

      1.6 "Assumed Contract Assignment" shall have the meaning set forth in
Section 3.2(ii)(C).

      1.7 "Assumed Liabilities" shall have the meaning set forth in Section 2.5.

      1.8 "Bankruptcy Exception" shall have the meaning set forth in Section
4.2.

      1.9 "Bill of Sale" shall have the meaning set forth in Section 3.2(ii)(A).

      1.10 "Book Value Resolution Date" shall have the meaning set forth in
Section 2.6(iii)(b).

      1.11 "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

      1.12 "Buyer" shall have the meaning set forth in the preamble.

      1.13 "Buyer Contracts" shall have the meaning set forth in Section 5.3.

      1.14 "Buyer Dispute Notice" shall have the meaning set forth in Section 2.6(iii)(b).

      1.15 "Buyer Indemnities" shall have the meaning set forth in Section 7.1.

      1.16 "Buyer's Affiliate" shall have the meaning set forth in Section 3.2(i)(C).

      1.17 "Cash Payment" shall have the meaning set forth in Section 2.6(i).

      1.18 "Changes" means Changes International, Inc., a Florida corporation.

      1.19 "Claim Notice" shall have the meaning set forth in Section 7.3(a).

      1.20 "Closing" shall have the meaning set forth in Article III.

      1.21 "Confidential Information" shall have the meaning set forth in
Section 8.1(C)(1).


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      1.22 "Consent" shall mean any consent, approval, authorization or waiver of, notice to, or designation, registration, declaration or filing with, any Person.

      1.23 "Contract" shall have the meaning set forth in Section 2.1(h).

      1.24 "Copyrights" means United States registered copyrights and registrations and applications for registration thereof, and all rights therein.

      1.25 "Distributor Agreements" shall have the meaning set forth in Section 2.1(d).

      1.26 "Employment Covenants" shall have the meaning set forth in Section
6.3.

      1.27 "Escrow Agent" shall mean the escrow agent stipulated in the Escrow Agreement.

      1.28 "Escrow Agreement" shall mean the Escrow Agreement of even date herewith, in the form annexed hereto as Exhibit A.

      1.29 "Escrowed Amount" shall have the meaning set forth in Section
2.6(ii).

      1.30 "Excluded Assets" shall have the meaning set forth in Section 2.2.

      1.31 "Excluded Inventory" shall have the meaning set forth in Section 2.1(c).


      1.32 "Financial Statements" shall have the meaning set forth in Section 4.10(a).


      1.33 "GAAP" shall mean generally accepted accounting principles consistently applied as in effect in the United States as of the date hereof.


      1.34 "Governmental Authority" means any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.


      1.35 "Indemnified Party" shall have the meaning set forth in Section
7.3(a).

      1.36 "Indemnifying Party" shall have the meaning set forth in Section 7.3(a).

      1.37 "Indemnification Period" shall have the meaning set forth in Section 7.4(a).

      1.38 "Intellectual Property Assignment" shall have the meaning set forth in Section 3.2(ii)(B).

      1.39 "Intellectual Property Rights" shall have the meaning set forth in
Section 2.1(e).

      1.40 "Inventory" shall have the meaning set forth in Section 2.1(c).

      1.41 "Key Employees" shall have the meaning set forth in Section 6.3.


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      1.42 "Knowledge" means the actual knowledge of an executive officer of the
Principal Shareholder or Seller.

      1.43 "Laws" shall mean all federal, state, local or foreign laws, ordinances, rules and regulations.

      1.44 "Leased Personal Property" shall have the meaning set forth in
Section 2.1(b).

      1.45 "Legal Claim" shall have the meaning set forth in Section 7.3(b).

      1.46 "Lien" shall mean any mortgage, pledge, hypothecation, lien, security interest, financing statement, charge or other similar encumbrance.

      1.47 "Losses" shall have the meaning set forth in Section 7.1.

      1.48 "Marked Materials" shall have the meaning set forth in Section
6.1(b).

      1.49 "Material Adverse Effect" means any circumstance, change in, or effect on, the operations or financial condition of the Seller's Business that:
(a) is, or is reasonably likely to be, materially adverse to the results of operations or the condition (financial or otherwise) of the Seller's Business, taken as a whole, or (b) materially adversely affects, or is reasonably likely to materially adversely affect, the operations or conduct of the Seller's Business in the manner in which it is currently operated or conducted, except, in each case, for such circumstances, changes or effects resulting from changes in general economic or market conditions or changes that generally affect businesses of the same type as the Seller's Business.

      1.50 "MLO" shall have the meaning set forth in Section 2.1(e)(iv).

      1.51 "Monthly Financial Statements" shall have the meaning set forth in
Section 4.10(b).

      1.52 "Misdirected Funds" shall mean and include any collections or other amounts received by Buyer or any of its Affiliates that constitute the proceeds of or a collection in respect of any Excluded Assets.

      1.53 "Order" shall mean any judgment, award, order, writ, injunction or decree issued by any Governmental Authority or by any arbitrator.

      1.54 "Parties" shall have the meaning set forth in the preamble.

      1.55 "Permits" shall mean all permits, licenses, approvals, franchises, notices, certifications or other authorizations or consents issued by any Governmental Authority.

      1.56 "Permitted Encumbrances" shall mean: (a) any Liens or taxes, assessments or governmental charges or claims, the payment of which is not required prior to the Closing; (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not delinquent prior to the Closing; (c) any and all Assumed Liabilities, and Liens arising under any of the Assumed


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Liabilities; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, bonds and other obligations of a like nature incurred in the ordinary course of business; and (e) Liens (including rights of lessors) contained in or arising under the Contracts, including leases.

      1.57 "Person" shall mean any individual, partnership, joint venture, association, limited liability company, corporation, trust, unincorporated organization, Governmental Authority, or other entity.

      1.58 "Personal Property Leases" shall have the meaning set forth in
Section 2.1(b).

      1.59 "Changes Asset Purchase Agreement" shall mean the Asset Purchase Agreement of even date herewith between Changes, Principal Shareholder and Buyer.

      1.60 "Changes Transaction Documents" shall have the meaning set forth in the Changes Asset Purchase Agreement.

      1.61 "Principal Shareholder" means the Principal Shareholder, as defined in the preamble.

      1.62 "Purchase Price" shall have the meaning set forth in Section 2.6.

      1.63 "Retained Liabilities" shall have the meaning set forth in Section
2.4.

      1.64 "Saleable Inventory" means Seller's total inventory, which has a remaining shelf life of greater than two (2) months from the date hereof.

      1.65 "Saleable Inventory Value" shall have the meaning set forth in
Section 2.6(iii)(a).

      1.66 "Saleable Inventory Value Certificate" shall have the meaning set forth in Section 2.6(iii)(b).

      1.67 "Seller" shall have the meaning set forth in the preamble.

      1.68 "Seller's Business" shall have the meaning set forth in the Recitals.

      1.69 "Seller Indemnitees" shall have the meaning set forth in Section 7.2.

      1.70 "Software" means computer software, including without limitation, source code, operating systems and specifications, data, databases, files, documentation and other materials related thereto, data and documentation other than software which is generally commercially available for less than $50,000.

      1.71 "Subsidiaries" means, as to Principal Shareholder or Seller, any and all corporations, partnerships, joint ventures, associations or other entities controlled by such entity, directly or indirectly through one or more intermediaries.

      1.72 "Trade Names" shall have the meaning set forth in Section 6.4(b).


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      1.73 "Trademarks" means United States and foreign registered trademarks and service marks and United States and foreign trademark and service mark applications, registrations and renewals.

      1.74 "Transaction Documents" shall mean this Agreement, the Transition Services Agreement, the Escrow Agreement, the Affiliate Guaranty and any other agreement, document or instrument executed and/or delivered by Seller, Principal Shareholder and/or Buyer pursuant to any of the foregoing documents or the transactions contemplated thereby.

      1.75 "Transition Services Agreement" means the Transition Services Agreement between Buyer and Seller dated of even date herewith.

      1.76 "Twinlab Identifier" shall have the meaning set forth in Section 6.1(b).

      1.77 "Units" shall have the meaning set forth in Section 2.2(k).

      1.78 "WARN" shall have the meaning set forth in Section 6.2.

                                   ARTICLE II.

                           PURCHASE AND SALE OF ASSETS

      2.1 Assets to be Purchased by Buyer. Upon and subject to the terms and conditions of this Agreement (including the payment by Buyer of the Purchase Price and the assumption by Buyer of the Assumed Liabilities), and based upon the representations and warranties contained herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the following assets free and clear of any Liens, except for Permitted Encumbrances (collectively, the "Acquired Assets"):

            (a) Tangible Personal Property. All machinery, operating equipment and supplies, office equipment and supplies, furniture, computer hardware and software and other tangible personal property owned by Seller on the date hereof and used in the Seller's Business listed on Schedule 2.1(a) hereto;

            (b) Leased Tangible Personal Property. All rights and incidents of interest on the date hereof of Seller in and to (i) the leases relating to tangible personal property leased by Seller from third parties and used in the Seller's Business (the "Personal Property Leases"), and (ii) the tangible personal property leased pursuant thereto (the "Leased Personal Property"), in the case of both clauses (i) and (ii), as listed on
      Schedule 2.1(b);

            (c) Inventory. All of the finished goods, purchased parts and raw materials owned by Seller on the date hereof (the "Inventory"), including the Saleable Inventory, held for sale or used in the Seller's Business, other than those items of inventory which bear an expiration date prior to the date hereof (collectively, the "Excluded Inventory").


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            (d) Distributor Agreements. All of Seller's right, title and interest in and to the distributors listed on Schedule 2.1(d) (the "Distributor Agreements");

            (e) Intellectual Property. All of Seller's right, title and interest in the following, including without limitation all tangible embodiments thereof in whatever form or medium (collectively, the "Intellectual Property Rights"):

                        (i) all Trademarks listed on Schedule 2.1(e)(i). In addition, Seller hereby transfers all United States and foreign trade dress, logos, trade names, corporate names and product names utilizing the PR trademark, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith;

                        (ii) all Copyrights listed on Schedule 2.1(e)(ii);

                        (iii) all Software listed on Schedule 2.1(e)(iii);

                        (iv) all product formulations for products manufactured by MLO Products, Inc. ("MLO") in accordance with the Manufacturing Requirements Agreement between Seller and MLO Products dated August 21, 1998; and

                        (v) Seller's web site, including the registered domain names related to Seller's web site as listed on Schedule 2.1(e)(v).

            (f) Governmental Permits. All Permits issued or granted to Seller by any Governmental Authority relating to the Seller's Business listed on
      Schedule 2.1(f) hereto, to the extent such rights, title and interests are transferable or assignable to Buyer;

            (g) Records and Lists. All books, files, documents, sales literature, distributor lists, distributor records, operating records, computer programs, telephone numbers, instructions, advertising materials, dealer and distributor lists and other records of Seller, including without limitation, all electronic lists and records, used in or relating solely to the conduct of operation of the Seller's Business and the Acquired Assets;

            (h) Contractual Rights. All of Seller's right, title and interest in and to the Contracts listed on Schedule 2.1(h) hereto; and

            (i) Goodwill. All goodwill associated with the Acquired Assets and all of Seller's rights (both legal and equitable), claims or causes of action to protects its rights and interests with respect to the Acquired Assets.


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      2.2 Excluded Assets. Notwithstanding Section 2.1 or any other provision of this Agreement or any other Transaction Document to the contrary, the following assets (collectively, the "Excluded Assets") are not being sold, transferred, assigned, conveyed or delivered by Seller to Buyer, shall not be included (or be deemed included) in the Acquired Assets sold, transferred, assigned, conveyed and delivered to Buyer, and shall be retained by Seller:

            (a) Employee Plan Assets. The rights of Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, any employee benefit plans and any Contracts relating to employee benefit plans;

            (b) Certain Corporate and Tax Records. The corporate minute books and records, stock ledger, corporate seal and income and other tax records and returns of Seller, and any worksheets, notes, files or documents primarily related thereto, wherever located;

            (c) Cash. All cash, cash equivalents and other current assets of Seller on the date hereof (including checking and saving accounts, money market accounts, other bank accounts, and employee advances, and all amounts therein or reflected thereby and proceeds thereof);

            (d) Deposits, Prepayments and Rights to Recovery. Any and all deposits, security deposits, prepayments (including, without limitation, prepaid insurance, prepaid expenses, prepaid taxes and prepaid fees), bonds, surety bonds, performance bonds, accounts, notes and other receivables and claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment as of the date hereof;

            (e) Refunds. Any and all refunds for federal, state, local or foreign franchise or other taxes or fees of any nature whatsoever for periods prior to the Closing;

            (f) Accounts Receivable. All of Seller's accounts receivable with respect to the Seller's Business as of the date hereof and any unbilled fees and costs for work in progress with respect to the Seller's Business as of the date hereof as determined in accordance with GAAP, including, without limitation, those set forth on Schedule 2.2(f) hereto;

            (g) Excluded Inventory. Any and all Excluded Inventory;

            (h) Leased Real Property. Any and all rights and incidents of interest of Seller in and to (i) the leases relating to real property leased by Seller from third parties and used in the Seller's Business (the "Real Property Leases"), and (ii) the real property leased pursuant thereto (the "Leased Real Property");

            (i) Rights Under This Agreement. All rights of Seller or Principal Shareholder under this Agreement and the Transaction Documents;


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            (j) Intellectual Property Rights. Any and all right, title and interest in Trademarks and all United States and foreign trademarks, service marks, trade dress, patent rights, trade secrets, know how, logos, trade names, corporate names, product names, product formulations, domain names and contractual rights owned or utilized by Principal Shareholder or any of its Affiliates, except those Intellectual Property Rights specifically transferred to Buyer in accordance with this Agreement.

            (k) Other Rights. All rights attributable to the products set forth on Schedule 2.2(k), which products are manufactured by Principal Shareholder, for which Principal Shareholder agrees to continue manufacturing for Buyer until the one year anniversary of the date hereof, at Principal Shareholder's current transfer pricing plus ten percent (10%).

      2.3 Non-Assumption of Liabilities. This Agreement is intended as and shall be deemed to be an agreement for the sale and purchase of assets and, except as otherwise specifically provided herein shall not be deemed to create any obligation or liability of Buyer to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, successor liability theory or otherwise. Except as otherwise specifically provided herein, Buyer shall not, as a result of the execution of this Agreement and the consummation of the transactions herein contemplated, assume, discharge or become liable for any of the liabilities, obligations, debts, contracts or other commitments of Seller of any kind or nature whatsoever, whether known or unknown and whether fixed, absolute, approved, contingent or otherwise, existing on the date hereof or arising out of any transaction entered into, or any state of facts existing, prior to, at or subsequent to the date hereof.

      2.4 Retained Liabilities. The liabilities and obligations not to be assumed by Buyer and to be retained by Seller (the "Retained Liabilities") include, without limiting the generality of the foregoing, and whether or not incurred in the ordinary and usual course of business:

            (a) any liability or obligation of Seller for federal, state, local or foreign taxes which relate to the Acquired Assets or the Seller's Business originating during or attributable to the period up to the date hereof, including, without limitation, all sales and use taxes and taxes on income or which are measured by income derived during or attributable to the period up to the date hereof;

            (b) any liability or obligation to an employee or former employee of Seller compensable under any applicable workers' compensation or similar state law arising from or relating to an accident, event or other occurrence prior to the date hereof;

            (c) any liability or obligation to an employee or former employee of Seller under any employee benefit plans;

            (d) any liability or obligation to an employee or former employee of Seller for compensation, vacation pay, severance pay or other compensation or benefits with respect to periods prior to the Closing; and


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            (e) any contractual obligations of Seller not specifically set forth herein.

      2.5 Agreement to Assume. Notwithstanding anything contained in Section 2.3 to the contrary, Buyer shall assume, discharge and perform only the liabilities and obligations of Seller set forth on Schedule 2.5 attached hereto (the "Assumed Liabilities").

      2.6 Purchase Price. (a) Subject to the adjustments set forth in subsection
(b) of this Section 2.6, at Closing, Buyer shall pay an aggregate purchase price of Five Hundred Ninety Four Thousand Six Hundred Fifty Seven Dollars ($594,657) (the "Purchase Price"), for the Acquired Assets as set forth in this Agreement. The Purchase Price shall be paid to Seller as follows:

            (i) Cash Payment. At Closing, Buyer shall pay and deliver to Seller, Four Hundred Seventy Five Thousand Seven Hundred Twenty Six Dollars ($475,726), in cash (the "Cash Payment"), payable by wire transfer of immediately available U.S. federal funds to a bank account or accounts designated in writing by Seller;

            (ii) Escrowed Amount. At Closing, Buyer shall deposit and deliver to Escrow Agent, One Hundred Eighteen Thousand Nine Hundred Thirty One Dollars ($118,931) in cash, (the "Escrowed Amount"), payable by wire transfer of immediately available U.S. federal funds to a bank account or accounts designated in writing by Escrow Agent, to be held by the Escrow Agent for a period not to exceed twelve (12) months from the date hereof, and released in accordance with the terms set forth in the Escrow Agreement.

            (iii) Adjustments to the Purchase Price. (a) The Purchase Price shall be subject to adjustment as follows: In the event the book value (determined in accordance with GAAP applied on a basis consistent with the preparation of the financial statements of Principal Shareholder) of the Saleable Inventory on the date hereof is less than One Hundred Thousand Dollars ($100,000) (the "Saleable Inventory Value"), an amount equal to the difference between the actual book value of the Saleable Inventory on the date hereof and the Saleable Inventory Value shall be delivered to Buyer from the Escrowed Amount under the Escrow Agreement.

                  (b) At Closing, Seller shall deliver to Buyer a certificate, executed by an authorized officer of Seller, setting forth (i) the actual book value of the Inventory, which shall not be less than One Hundred Fifty Thousand Dollars ($150,000) and (ii) the computation of the Saleable Inventory Value as of the date hereof (the "Saleable Inventory Value Certificate"). If Buyer reasonably disputes Seller's computation of the Saleable Inventory Value set forth on the Saleable Inventory Value Certificate, Buyer will give written notice to Seller within five (5) Business Days of the Closing, setting forth the computation of the Saleable Inventory Value that Buyer believes should be reflected on the Saleable Inventory Value Certificate (the "Buyer Dispute Notice"), and Seller and Buyer will attempt in good faith to promptly agree on a revised Saleable Inventory Value. To the


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      extent the parties cannot resolve any disputed item within five (5)
      Business Days after receipt of the Buyer Dispute Notice by Seller, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, and whose fees and expenses shall be shared equally by, Seller and Buyer. Seller and Buyer shall be bound by the computation of such items as determined by the independent accounting firm. The independent accounting firm shall make any such determination within thirty (30) Business Days after submission of the remaining disputed items (the "Book Value Resolution Date").

      2.7 Security Deposits, Prepayments and Bonds. Security deposits shall be retained by Seller as Excluded Assets and Buyer shall cooperate with Seller and perform all reasonable acts which may be necessary to procure the return of such security deposits from the applicable third parties for the benefit of Seller, including by paying, substituting or replenishing amounts equal to the security deposits as required under the Contracts which are being assigned to Buyer hereunder.

      2.8 Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and Assumed Liabilities as set forth on Schedule 2.8 hereto and Buyer and Seller shall use the foregoing allocation for reporting the purchase and sale of the Acquired Assets for federal, state, local and foreign tax purposes.

                                  ARTICLE III.

                                     CLOSING

      3.1 Time and Place of Closing. The closing of the purchase and sale referred to in Article II (the "Closing") shall be held at 3:00 p.m,., Eastern Standard Time, on the date hereof, at the offices of Becker & Poliakoff, P.A., 5201 Blue Lagoon Drive, Suite 100, Miami, Florida, or at such other time, date or place as may be agreed upon by the Parties in writing.

      3.2 Deliveries At Closing. At Closing, the parties shall deliver the following:

            (i)   Buyer shall deliver to Seller:

                  (A)   the Cash Payment;

                  (B) an executed counterpart to this Agreement, the Escrow Agreement, the Transition Services Agreement and the Changes Transaction Documents;

                  (C) a guaranty (the "Affiliate Guaranty") of Buyer's obligations under this Agreement on behalf of Goldshield Group PLC, a United Kingdom corporation ("Buyer's Affiliate"), in the form attached hereto as Exhibit F; and


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                  (D)   resolutions adopted by the Boards of Directors of Buyer
                        and Buyer's Affiliate with respect to this Agreement, the Affiliate Guaranty and the transactions contemplated thereby.

            (ii)  Seller shall deliver to Buyer:

                  (A)   the Bill of Sale, in the form attached hereto as Exhibit
                        E;

                  (B) an executed copy of the Intellectual Property Assignment, in the form attached hereto as Exhibit C;

                  (C) an executed copy of the Assumed Contracts Assignment, in the form attached hereto as Exhibit D;

                  (D) an executed counterpart to this Agreement, the Escrow Agreement, the Transition Services Agreement and the Changes Transaction Documents;

                  (E)   any Consents that have been obtained;

                  (F) resolutions adopted by the Boards of Directors of Seller and Principal Shareholder with respect to this Agreement and the transactions contemplated hereby; and

                  (G) the documents contemplated by Section 6.4(a) and Section 6.4(b).

            (iii) Buyer shall deliver to the Escrow Agent:

                  (A)   the Escrowed Amount.

                                   ARTICLE IV.

       REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL SHAREHOLDER

      To induce Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller and Principal Shareholder, jointly and severally, represent and warrant to Buyer as of the date hereof and, where specifically made applicable to another date, such other date, respectively, as follows:

      4.1 Organization and Good Standing. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of California. Seller has full power and authority to own, operate and lease its properties and assets and to carry on the Seller's Business as


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now being conducted. To Seller's Knowledge, Seller is duly qualified or registered, as the case may be, to do business in each jurisdiction except where the failure to be so qualified or registered would not have a Material Adverse Effect on the conduct of the Seller's Business. Seller has provided Buyer with a list of the jurisdictions in which Seller is qualified or registered to do business, as set forth on Schedule 4.1.

      4.2 Authorization. Seller has full power, authority and legal right to execute and deliver, and perform its obligations under, this Agreement and the Transaction Documents to which it is a party, and has taken all necessary corporate and stockholder actions to authorize and approve the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party. This Agreement has been duly executed by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights of creditors generally or general equitable principles (the "Bankruptcy Exception").

      4.3 Compliance with Laws and Validity of Contemplated Transactions. To Seller's Knowledge, Seller is in material compliance with all Laws applicable to it or the operation, ownership and use of the Acquired Assets or the Seller's Business, except to the extent that such non-compliance would not have a Material Adverse Effect on the Seller's Business. Except as set forth in
Schedule 4.3, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby (a) conflicts with or results in any violation of or constitutes a default under any term of the Articles of Incorporation or Bylaws of Seller, (b) conflicts with or results in any violation of or constitutes a material default under any Contract which is applicable to Seller or by which Seller is bound or to which any of its properties or the Acquired Assets are subject, except to the extent that such conflict or violation would not have a Material Adverse Effect on the Seller's Business, or (c) results in the creation or imposition of any Lien on any of the Acquired Assets.

      4.4 Condition and Sufficiency of Acquired Assets. (a) Seller is transferring good and marketable title to all of the Acquired Assets, free and clear of any Liens or other encumbrances, other than Permitted Encumbrances.

                  (b) With such exceptions, if any, as are not material to the Seller's Business, the Acquired Assets constitute all the properties, assets and rights used or held by Seller in, and all such properties, assets and rights as are necessary to the conduct of, the Seller's Business immediately after the Closing as presently conducted.

      4.5 Contracts. True, correct and complete copies of all written material Contracts have been provided to Buyer prior to the execution and delivery of this Agreement. Except as set forth on Schedule 4.5 hereto, to the best of Seller's Knowledge, Seller is not in default under any Contract listed in
Schedule 4.5. There are no disputes or forbearance programs in effect as to any Contract. Except as set forth in Schedule 4.5, the continuation and validity of the Contracts will in no way be affected by the transfer of the Contracts under this Agreement or the transactions contemplated by this Agreement and no consent from any third party is required for transfer and assignment of the Contracts to Buyer pursuant to this Agreement.

      4.6 Purchase Orders. The Purchase Orders set forth in Schedule 4.6 have been entered into by Seller in the ordinary and normal course of the Seller's Business, are in full force and effect, and Seller has not suffered any material adverse change in, or loss of, any relationship between Seller and any of Seller's suppliers. For purposes of this Agreement, the term "Purchase Orders" means all the outstanding purchase orders in excess of $5,000 issued by Seller for the purchase of goods which have not been fulfilled on the date hereof and set forth on Schedule 4.6.

      4.7 Sales Orders. All Sales Orders have been entered into by Seller in the ordinary and normal course of the Seller's Business and, to the extent applicable, are in full force and effect. For purposes of this Agreement, the term "Sales Orders" means all the outstanding sales orders taken by Seller for the sale of products where such sales have not been completed and delivered.

      4.8 Permits. Schedule 4.3 hereto lists all Permits issued to Seller by any Governmental Authority relating to the Seller's Business, and, except as set forth in Schedule 4.3, to the best of Seller's Knowledge, there are no other Permits necessary for the conduct of the Seller's Business as currently conducted except where the failure to have such Permits would not have a Material Adverse Effect on the Seller's Business. Seller owns or has rights under each Permit. Each Permit is in full force and effect. No proceeding is pending or, to the best of Seller's Knowledge, threatened which seeks the revocation or limitation of any such Permit and no other suspension or cancellation of any such Permit is, to Seller's Knowledge, threatened. To Seller's Knowledge, there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand that would have the result of challenging the legality, validity or enforceability of any of the Permits that could have a Material Adverse Effect on the Seller's Business. To Seller's Knowledge, Seller is in material compliance with all Permits except where the failure to be in compliance would not have a Material Adverse Effect on the Seller's Business.

      4.9 Consents. Except as set forth in Schedule 4.5, to the best of Seller's Knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Seller for the execution, delivery and performance of this Agreement and the Transaction Documents to which the Seller is a party.

      4.10 Financial Statements. (a) Schedule 4.10(a) hereto contains the internally prepared and unaudited balance sheets of Seller relating to the Seller's Business as of December 31, 2000 and March 31, 2001, and related internally prepared and unaudited statements of income for the year and period then ended (collectively, the "Financial Statements"). The Financial Statements were prepared on a basis consistent with that of the preceding year (subject to the absence of footnote disclosure and changes resulting from normal year-end adjustments) and fairly present the financial position of Seller and the results of operations of Seller for the periods then ended and have been prepared in accordance with GAAP.

                  (b) Schedule 4.10(b) hereto contains the internally prepared and unaudited monthly statements of operations and monthly balance sheets of Seller for the fiscal year 2000 (collectively, the "Monthly Financial Statements"). The Monthly Financial Statements fairly present the financial position of Seller and the results of operations of Seller for the periods then ended (subject to changes resulting from normal, customary and immaterial year-end adjustments).

      4.11 Litigation. Except as set forth in Schedule 4.11, there is no Action pending, or to the best of Seller's Knowledge threatened, against Seller in any court, by any Governmental Authority or before any arbitrator or other tribunal that is related to the Seller's Business. Seller is not subject to any outstanding action, order, writ, judgment, injunction or decree of any court or governmental entity related to the Seller's Business.

      4.12 Intellectual Property. (a) Except as set forth in Schedule 4.12, to the best of Seller's Knowledge, Seller owns, licenses or otherwise possesses legally enforceable rights to and has the right to use, sell and transfer, as contemplated by this Agreement, the Intellectual Property Rights, free and clear of all Liens or other encumbrances, other than Permitted Encumbrances.

                  (b) Except as set forth in Schedule 4.12, to the best of Seller's Knowledge, there are no Actions pending or threatened against Seller (A) challenging or seeking to deny or restrict the use by Seller of any of the Intellectual Property Rights or (B) alleging that any products sold by Seller are sold in violation of any Trademarks, or any other intellectual property rights of any Person, except to the extent that such Actions would not have a Material Adverse Effect on the Seller's Business.

      4.13 Inventories. To the best of Seller's Knowledge, the Saleable Inventory consists of, in all material respects, the product stated to be contained therein on the label thereof.

      4.14 Insurance. Buyer has been provided with a copy of Principal Shareholder's primary comprehensive general liability insurance policy for the years 2000 and 2001.

      4.15 Brokers. No broker or finder has acted for Seller in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller.

      4.16 Capital Structure of Seller. Principal Shareholder is the sole stockholder of Seller.

      4.17 Equipment. To the extent any equipment is being transferred to Buyer under this Agreement as an Acquired Asset, such equipment is suitable for the purpose(s) for which it is used and to the best of Seller's Knowledge, is in good working order and condition and has been maintained in accordance with good workmanlike practices.

      4.18 Principal Shareholder Authority. Principal Shareholder has full power and authority to enter into and perform this Agreement and the other transactions contemplated herein in accordance with the terms of this Agreement. Principal Shareholder is not otherwise a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment of all the terms and conditions of this Agreement for compliance with any of the obligations under it. This Agreement has been duly executed and delivered by Principal Shareholder and constitutes a legal, valid and binding obligation of Principal Shareholder, enforceable against Principal Shareholder in accordance with its terms, subject to the Bankruptcy Exception.

      4.19 Voluntary Act. Principal Shareholder is executing this Agreement, freely, knowingly and voluntarily, and is fully aware of the contents and legal effects hereof, and such execution is not the result of any fraud, duress, mistake or undue influence whatsoever.

                                   ARTICLE V.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      To induce Seller to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby, Buyer represents and warrants to Seller as set forth below as of the date hereof.

      5.1 Organization and Good Standing. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida and has full power and authority and legal right to own, operate and lease its properties and assets and to carry on its business as now being conducted. To Buyer's knowledge, Buyer is duly qualified or registered, as the case may be, to do business in each jurisdiction where the conduct of its business requires such qualification or registration, except where the failure to be so qualified or registered would not have a material adverse effect on the conduct of the Buyer's business.

      5.2 Authority. Buyer has full power, authority and legal right to execute and deliver, and to perform its obligations under, this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the transactions contemplated hereby and thereby on the terms and conditions of this Agreement and such Transaction Documents and to authorize the execution, delivery and performance of this Agreement and such Transaction Documents. This Agreement and the Transaction Documents to which Buyer is a party have been duly executed by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy Exception.

      5.3 Compliance with Laws and Validity of Contemplated Transactions. To Buyer's knowledge, Buyer is in compliance with all Laws applicable to it or the operation, ownership and use of its properties or assets or its business, except to the extent that such non-compliance would not have a material adverse effect on the Buyer's business. Neither the execution, delivery and performance of this Agreement and the Transaction Documents to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby (a) conflicts with or result in a breach of the organizational documents of Buyer, (b) conflicts with or results in any violation of or constitutes a default under any Law which is applicable to Buyer or by which Buyer is bound or to which any of its properties or assets are subject, (c) conflicts with or results in any violation of or constitutes a default under any contract, lease, agreement, mortgage, license, commitment or understanding, written or oral, to which Buyer is a party or by which Buyer is bound or to which Buyer's properties or assets may be subject, except to the extent that such conflict or violation would not have a material adverse effect on the Buyer's business (collectively, the "Buyer Contracts"), or (d) result in the creation or imposition of any Lien upon or with respect to any material property now owned by Buyer.

      5.4 Consents. Except as set forth on Schedule 5.4 hereto, to the best of Buyer's knowledge, no Consent of or with any Governmental Authority or any third party is required to be obtained, satisfied or made pursuant to Buyer Contracts, or to Buyer's knowledge, any Laws by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement or any of the Transaction Documents to which Buyer is a party or the performance by Buyer of the transactions contemplated by this Agreement or any of the Transaction Documents.

      5.5 Disclosures. Neither this Agreement, nor any Transaction Document, nor any certificate, document, written statement or other instrument furnished to Seller by or on behalf of Buyer pursuant to this Agreement or any Transaction Document, contains any untrue statement of material fact or omits any material fact necessary in order to make the statements contained herein or therein not misleading.

      5.6 Funds Available. Buyer has and will have at the Closing adequate resources available to pay and deliver the Purchase Price.

      5.7 Brokers. No broker or finder has acted for Buyer in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Buyer.

                                   ARTICLE VI.

              COVENANTS OF SELLER, BUYER AND PRINCIPAL SHAREHOLDER

      6.1 Associations with Seller and Principal Shareholder. (a) Except as set forth in clause (b) of this Section 6.1, Buyer covenants with Seller that it has not and will not hold itself, its Affiliates, directors, officers, employees or agents out as partners, principals, employees, agents or associates of Seller or Principal Shareholder or any of their Affiliates, including, without limitation, in connection with the transactions contemplated by this Agreement or the other Transaction Documents or any of the transactions related thereto.

            (b) To the extent any Trademarks, trade names, product names, logos or trade dress of Principal Shareholder (the "Twinlab Identifier") are used in the Seller's Business on, or in connection with, stationery, signage, invoices, receipts, forms, packaging, advertising and promotional materials, product, training and service literature and materials, computer programs or other materials (the "Marked Materials") or appear on Inventory on the date hereof, Buyer may use such Marked Materials solely to sell such Inventory after the date hereof for a period of twelve (12) months without altering or modifying such Marked Materials or Inventory or removing such Twinlab Identifier, but Buyer shall thereafter destroy all Marked Materials.

            (c) Buyer agrees that on the twelve month anniversary of the date hereof, Buyer shall deliver to Seller a certificate, signed by an authorized officer of Buyer, certifying that Buyer is in compliance with the provisions set forth in subsection (b) of this Section 6.1.

      6.2 Compliance with WARN/Employee Termination. Seller assumes liability for and shall timely give appropriate notices required to be given under the Worker Adjustment and Retraining Notification Act ("WARN") and other similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by such statute for all employees employed in connection with the Seller's Business prior to the date hereof.

      6.3 Employee Confidentiality and Non-Disclosure Agreements. If requested by Buyer, Seller shall use its commercially reasonable efforts to assist Buyer in obtaining employee confidentiality and non-disclosure agreements (collectively hereinafter referred to as "Employment Covenants") in form and substance acceptable to Buyer from those employees of Seller identified by Buyer as "Key Employees" of Seller; provided, however, that Seller is not guaranteeing that it will be able to obtain such Employment Covenants from Key Employees.

      6.4 Assignment of Corporate Name and Trade Names.

            (a) Corporate Name. Seller shall be entitled to use its corporate name, "Changes International, Inc.", for the sole purposes of consummating this transaction and collecting any and all accounts receivable pending as of the date hereof. It is expressly understood and agreed by all the Parties that Seller shall not undertake any new business or otherwise act in its corporate name, except as aforesaid, following the execution date hereof, and that Seller shall, on the date hereof, assign all rights to use "PR Nutrition, Inc." to Buyer pursuant to an assignment in the form of Schedule "6.4A" attached hereto, and shall thereafter change its corporate name within thirty (30) days following the date hereof. If Seller fails to change its name as aforesaid, Buyer shall be entitled immediately to file the Articles of Amendment to Seller's Articles of Incorporation, substantially in the form of Composite Schedule "6.4B" attached hereto and placed in escrow on the date hereof with Kramer Levin Naftalis & Frankel LLP (pursuant to an escrow letter in the form of Schedule "6.4C" attached hereto), with the Secretary of State of the State of California. Purchaser warrants to Seller that, except as expressly provided in this Paragraph, neither "PR Nutrition, Inc.," nor any name similar to or derived therefrom shall, at any time after the date hereof, be used (officially, informally, as a corporate name or otherwise) by Seller or any successor firm.

            (b) Trade Names. Seller shall be entitled to use its trade/fictitious names, "PR Nutrition" and "PR Bar" (hereinafter collectively called "Trade Names") for the sole purposes of consummating this transaction and collecting any and all accounts receivable pending as of the date hereof. It is expressly understood and agreed by all the Parties that Seller shall not undertake any new business or otherwise act in its Trade Names, except as aforesaid, following the execution date hereof, and that Seller shall, on the date hereof, assign all rights to use the Trade Names to Buyer pursuant to an assignment in the form of Schedule "6.4D" attached hereto. Seller warrants to Buyer that, except as expressly provided in this Paragraph, neither "PR Nutrition" or "PR Bar", nor any name similar to or derived from any of the Trade Names shall, at any time after the date hereof, be used (officially, informally, as a trade name or otherwise) by Seller or any successor firm, except for reasonable use in connection with historical or other similar purposes. The Parties also hereby agree that a warranty shall be executed and delivered at the Closing in the form of Schedule "6.4E" hereto.

      6.5 Further Assurances. At any time and from time to time after the Closing, upon the request of Buyer, Seller, or Principal Shareholder to another party hereto, such party shall use commercially reasonable efforts to execute, acknowledge and/or deliver, and cause to be done, executed, acknowledged and/or delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, endorsements as may be reasonably required to facilitate the consummation of this Agreement and the other Transaction Documents.

      6.6 Post-Closing Access.

            (a) Buyer agrees that all books and records delivered to Buyer by Seller pursuant to this Agreement shall be open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of five (5) years (or for such longer period as may be required by applicable Law) following the Closing and that during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Buyer shall not destroy or give up possession of any original or final copy of any such books and records delivered to Buyer hereunder (whether stored on electronic media or otherwise) without first offering Seller the opportunity, at Seller's expense, to obtain such original or final copy or a copy thereof.

            (b) Seller agrees that all books and records relating to the Seller's Business and retained by Seller shall be open for inspection by Buyer at any time during regular business hours for a period of five (5) years (or for such longer period as may be required by applicable Law) following the Closing and that during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Seller shall not destroy or give up possession of any original or final copy of any such books and records relating to the Seller's Business and retained by Seller hereunder (whether stored on electronic media or otherwise) without first offering Buyer the opportunity, at Buyer's expense, to obtain such original or final copy or a copy thereof.

            (c) Nothing contained in this Section 6.6 shall obligate any party hereto to make available any books and records if to do so would violate the terms of any Contract to which it is a party or to which it or its assets are subject.

      6.7 Announcements. Neither Buyer, Seller nor Principal Shareholder shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other parties (which shall not be unreasonably withheld), except as may be required by applicable law.

      6.8 Misdirected Funds. Buyer shall on and after the Closing, execute and deliver any documents and perform any acts as reasonably requested by Seller to minimize the occurrence of Misdirected Funds, including but not limited to notices to third parties. Any Misdirected Funds shall be received in trust for the benefit of Seller, and shall be promptly delivered to Seller in the exact form received (except for endorsement of instruments in favor of Seller as directed by Seller).

      6.9 Contracts. Promptly, following the date hereof, Seller shall use its commercially reasonable efforts to obtain any and all Consents required for the transfer and assignment of Contracts set forth in Schedule 4.5 attached hereto.

      6.10 Permits. Promptly following the Closing, Seller shall use its commercially reasonable efforts to obtain any and all Permits not assigned or transferred to Buyer on or before the Closing.

      6.11 Insurance. (a) Principal Shareholder covenants and agrees that within thirty (30) days following the date hereof, Principal Shareholder shall add Buyer as a named insured under the Principal Shareholder's general liability insurance policy.

            (b) Buyer covenants and agrees that it shall cause Buyer's Affiliate, to have Seller and Principal Shareholder added as a named insured, within thirty (30) days following the date hereof, under Buyer's Affiliates' general liability insurance policy.

                                  ARTICLE VII.

                                 INDEMNIFICATION

      7.1 Seller's and Principal Shareholder's Indemnification Obligations. During the Indemnification Period (as defined below), and except as otherwise provided herein, Seller and Principal Shareholder jointly and severally shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents, Affiliates, successors, and assigns (collectively with Buyer, the "Buyer Indemnitees") from and against, and shall reimburse the Buyer Indemnitees for, all suits, claims, demands, actions, causes of action, losses, costs, assessments, judgments, damages, or expenses (including, without limitation, reasonable fees and disbursements of counsel and other expenses incurred investigating or defending any of the foregoing) (collectively, "Losses") imposed upon or incurred by any of the Buyer Indemnitees, directly or indirectly, to the extent resulting from or arising out of (a) the operation of the Seller's Business or the Acquired Assets by Seller prior to the date hereof (excluding the Assumed Liabilities and any product liability asserted against Buyer with respect to products sold by Seller prior to the date hereof), (b) any material inaccuracy in or material breach of any of Seller's or Principal Shareholder's representations and warranties in this Agreement or in any Schedule delivered by Seller or Principal Shareholder pursuant hereto, (c) any material breach by Seller or Principal Shareholder of its covenants and agreements in this Agreement, or (d) the failure of Seller or Principal Shareholder to pay, perform or discharge any of the Retained Liabilities. Without limiting the generality of the foregoing, as additional security to Buyer in connection with these indemnification obligations, the Parties acknowledge that Buyer shall have the right, in addition to all rights and remedies available to Buyer pursuant to this Article VII, to reduce the Escrowed Amount by the amount of actual Losses incurred by Buyer Indemnitees under this
Article VII as provided in the Escrow Agreement.

      7.2 Buyer's Indemnification Obligations. During the Indemnification Period, Buyer shall indemnify, defend and hold harmless Seller and Principal Shareholder and each of their respective officers, directors, employees, agents, Affiliates, successors and assigns (collectively with Seller, the "Seller Indemnitees") from and against, and shall reimburse Seller Indemnitees for, all Losses imposed upon or incurred by any of Seller Indemnitees, directly or indirectly, resulting from or arising out of (a) the failure by Buyer to pay, perform or discharge any of the Assumed Liabilities set forth in Schedule 2.5,
(b) the operation of the Seller's Business or the Acquired Assets by Buyer on and following the date hereof (including, without limitation, any product liability asserted against Seller with respect to products sold by Buyer on or after the date hereof), (c) any material inaccuracy in or material breach of any of Buyer's representations and warranties in this Agreement or in any Schedule delivered by Buyer pursuant hereto, or (d) any material breach by Buyer of its covenants and agreements in this Agreement

      7.3 Notice and Opportunity to Defend.

            (a) As soon as is reasonably practicable after any Seller Indemnitee or Buyer Indemnitee becomes aware of any claim, event or circumstance that has or might give rise to an indemnification obligation on the part of the other party under Section 7.1 or 7.2 hereof, such Seller Indemnitee or Buyer Indemnitee, as the case may be (the "Indemnified Party"), shall give written notice thereof (a "Claim Notice") to the party from which indemnification is sought (the "Indemnifying Party"). The Claim Notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The failure of any Indemnified Party to promptly give any Indemnifying Party a Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VII, except to the extent, and only to the extent, that such Indemnified Party's failure has actually prejudiced the Indemnifying Party's rights or increased its liabilities and obligations hereunder.

            (b) With respect to any Claim Notice that involves legal proceedings commenced by a third party (a "Legal Claim"), the Indemnifying Party shall have the right by written notice to the Indemnified Party not later than thirty (30) days after receipt of such Claim Notice to assume the control of the defense, compromise or settlement of such Legal Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party.

            (c) Upon the assumption of control by the Indemnifying Party as provided in Section 7.3(b), the Indemnifying Party shall, at its expense, diligently proceed with defense, compromise or settlement of the Legal Claim at Indemnifying Party's sole expense, including employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, and take such other steps as in the reasonable opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defense. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense, compromise or settlement of the Legal Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 7.3 for any fees of other counsel or any other expenses with respect to the defense, compromise or settlement of such Legal Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense, compromise or settlement of such Legal Claim, other than reasonable costs of investigation.

            (d) The final, non-appealable determination of any Legal Claim, including all related costs and expenses, shall be binding and conclusive upon the Indemnifying Party and the Indemnified Party as to the amount of the indemnification; provided, however, that in the Indemnifying Party's defense of such Legal Claim, except with the written consent of the Indemnified Party, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the provision by the claimant to the Indemnified Party of a release from all liability in respect of such Legal Claim.

            (e) Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in Section 7.3(b), the Indemnified Party shall be entitled to defend, settle or compromise the Legal Claim as in its reasonable discretion may appear advisable, and such final determination, settlement or compromise of the Legal Claim shall be binding upon the Indemnifying Party.

      7.4 Limitations on Indemnification.

            (a) Time. The items of indemnification set forth in Sections 7.1 and
      7.2 shall, for purposes of this Article VII, survive for a twelve (12) month period following the date hereof (the "Indemnification Period"); provided, however, that the foregoing survival provisions shall not apply to the Retained Liabilities, product liability matters, issues of title or the Assumed Liabilities. Except with respect to [the Retained Liabilities or the Assumed Liabilities,] the Indemnifying Party shall have no liability for indemnification under Article VII of this Agreement unless on or before the date that the Indemnification Period expires, the Indemnified Party provides a Claim Notice to the Indemnifying Party, specifying the factual basis of the claim in reasonable detail to the extent then known by the Indemnified Party.

            (b) Basket / Ceiling. Subject to the provisions of this Article VII, with respect to any Losses incurred by Buyer Indemnitees and relating to breaches by Seller or Principal Shareholder of representations or covenants concerning [Taxes, product liability matters and issues of title], Seller and Principal Shareholder shall be liable for all actual Losses incurred by such Buyer Indemnitees. Subject to the provisions of this Article VII, with respect to any other Losses, Buyer Indemnities shall not be entitled to indemnification under Section 7.1 until and only to the extent the aggregate claims against Seller and Principal Shareholder shall have equaled or exceeded $250,000, it being further agreed that Seller and Principal Shareholder shall not have any liability for indemnification under Article VII in the aggregate in excess of the Cash Payment. Subject to the provisions of this Article VII, with respect to any Losses incurred by Seller Indemnities and relating to product liability matters, Buyer shall be liable for all actual Losses incurred by Seller Indemnities. Subject to the provisions of this Article VII, with respect to any other Losses, Seller Indemnities shall not be entitled to indemnification under Section
      7.2 until and only to the extent the aggregate claims against Buyer shall have equaled or exceeded $50,000, it being further agreed that Buyer shall not have any liability for indemnification under Article VII in the aggregate in excess of $1,000,000.

      7.5 Adjustment to Purchase Price. All payments for indemnification under this Article VII shall be treated as adjustments to the Purchase Price.

      7.6 Remedies. The Parties' respective rights and remedies under this
Article VII (including their respective indemnification rights) shall be their exclusive and sole rights and remedies at law or in equity with respect to this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII.

                             COVENANT NOT TO COMPETE

      8.1 Restrictive Covenants. Seller and Principal Shareholder each covenants and agrees that for a period of eighteen (18) months from the date hereof, neither Seller nor Principal Shareholder will, individually or collectively, do any of the following acts:

      A.    No Competition.

            Directly or indirectly (other than as an owner of not more than five percent (5%) of the outstanding capital stock of any company whose shares are traded on a national securities exchange or in the over-the-counter market) own or operate any other corporation, firm or business engaged in or carrying on, a business which is the same, similar to, or competitive with the Seller's Business as conducted by Seller on the date hereof. It is specifically understood and agreed by among the Parties that the activities of Bronson Laboratories, Inc., an Affiliate of Principal Shareholder, shall not be subject to this provision.

      B.    No Solicitation.

            Solicit or induce any employee or distributor of Buyer to either leave the employment of Buyer or terminate his or her relationship with Buyer, as the case may be.

      C.    No Disclosure of Confidential Information.

            1) Seller and Principal Shareholder acknowledge and agree that they may have access to non-public technical and non-technical trade secrets and business information which are being transferred to Buyer under this Agreement, including but not limited to methods, procedures and devices used by Buyer to service its customers and distributors and to conduct the Seller's Business; names and addresses of Buyer's customers and customer representatives and distributors and other employees; customer leads or referrals; specific customer needs; pricing; information regarding costs, profits, markets and sales; mailing lists; trade secrets; (hereinafter collectively referred to as "Confidential Information").

            2) Seller and Principal Shareholder agree not to divulge to anyone or use for Seller or Principal Shareholder's benefit or the benefit of others, for any reason, any of the Confidential Information. Seller and Principal Shareholder further agree that damages may be an inadequate and inappropriate remedy and, accordingly, Buyer shall be entitled, in addition to any right or remedy available to it at law or in equity, to seek an injunction enjoining or restraining Seller or Principal Shareholder from any violation or threatened violation of the covenants contained herein. Except as otherwise required by legal process (e.g. subpoena), the Confidential Information shall at all times be and remain the exclusive property of Buyer.

      8.2 Buyer's Covenant Not to Compete. Buyer covenants and agrees that for a period of eighteen (18) months from the date hereof, neither Buyer nor Buyer's Affiliates, individually or collectively, will directly or indirectly expand the activities of the Seller's Business to include the sale or distribution of nutritionally enhanced food bars through retail store channels.

      8.3 Remedies. The Parties specifically acknowledge and agree that the remedy at law for breach of this Article VIII will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of providing actual damages.

                                   ARTICLE IX.

                                      TAXES

      9.1 Transfer Taxes and Expenses. Buyer shall be solely responsible for and shall pay all transfer taxes, license and registration fees and expenses, if any, and all other taxes, fees or other charges of any Governmental Authority required to be paid (regardless of who has the obligation to collect such tax, fee or charge) on or after the date hereof as a result of the sale, assignment, conveyance and delivery of the Acquired Assets and the Seller's Business to Buyer and the transactions contemplated by this Agreement. Each party shall pay any accounting, legal or similar expenses incurred by such party or to be incurred by it in negotiating, closing and carrying out this Agreement and the transactions contemplated hereby.

      9.2 Sales and Personal Property Taxes. Any and all gross receipts, sales or use taxes assessed, measured or payable with respect to the operation or activities of the Seller's Business or the Acquired Assets up to the date hereof shall be the sole responsibility of, and shall be paid in full by, Seller. Any and all personal property taxes assessed, measured or payable at any time up to the date hereof shall be the sole responsibility of, and shall be paid in full by, Seller. Any and all gross receipts, sales or use taxes assessed, measured or payable with respect to the operation or activities of the Seller's Business or the Acquired Assets from and after the date hereof shall be the sole responsibility of, and shall be paid in full by, Buyer. Any and all personal property taxes assessed, measured or payable at any time from and after the date hereof shall be the sole responsibility of, and shall be paid in full by, Buyer.

                                   ARTICLE X.

                                  MISCELLANEOUS

      10.1 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such Person or circumstance other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby and shall be enforceable to the fullest extent permitted by law, and in substitution for such invalid or unenforceable provision there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under Law.

      10.2 Waivers. Any failure by any party to this Agreement to comply with any of its obligations, agreements or covenants hereunder may be waived by Seller in the case of a default by Buyer and by Buyer in the case of a default by Seller. Seller and Buyer will not be deemed, as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by Seller on the one hand, or Buyer on the other hand (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (b) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement, unless such waiver, modification, amendment, change, termination, rescission, or supersession is express, in writing and signed by a duly authorized officer of Seller or a duly authorized officer of Buyer. No single or partial exercise by Seller or Buyer of any right or remedy will preclude other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other Person. Except as provided in this Section 10.2, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement.

      10.3 Notices. Any notice or other communication required or permitted to be given under the terms of this Agreement shall be mailed, telecopied or delivered to the other party at the address shown below and shall be effective and deemed received (i) if mailed, three (3) days after placement in the United States mail postage prepaid, by registered or certified mail, return receipt requested, (ii) if telecopied, when received; (iii) if via overnight mail, on the day delivered, or (iii) if personally delivered, when delivered:

          If to Seller:
                         PR NUTRITION, INC.
                         150 Motor Parkway
                         Suite 210
                         Hauppauge, NY 11788
                         Attn: Ross Blechman
                               Philip M. Kazin, Esq.
                         Telecopy: (631) 630-3485

          If to Principal Shareholder:

                         TWINLAB CORPORATION
                         150 Motor Parkway
                         Suite 210
                         Hauppauge, NY 11788
                         Attn: Ross Blechman
                         Philip M. Kazin, Esq.
                         Telecopy: (631) 630-3485
          with a copy to:
                         KRAMER LEVIN NAFTALIS & FRANKEL, LLP
                         919 Third Avenue
                         New York, NY 10022
                         Attn: Howard A. Sobel, Esq.
                         Telecopy: (212) 715-8000

          if to Buyer:
                         GOLDSHIELD ACQUISITIONS INC.
                         NLA Tower
                         12-16 Addiscombe Road
                         Croydon
                         Surrey CRO OXT
                         London, England
                         Attn: Ajit Patel, Chairman and Chief Executive
                         Telecopy: 44-0-208-686-0807

          with a copy to:
                         Becker & Poliakoff, P.A.
                         Waterford Center Park
                         5201 Blue Lagoon Dr., Suite 100
                         Miami, Florida 33126-2065
                         Attn: Thomas J. Skola, Esq.
                         Telecopy: (305) 262-4504

or to such other Person(s) at such address or addresses as may be designated by written notice to the other Parties hereunder.

      10.4 Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the internal substantive laws of the State of Florida.

      10.5 Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Miami-Dade County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Miami-Dade County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

      10.6 Publicity. The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued by any party without the advance written consent of the others, except as such release or announcement may be required by Law, in which case the party making the release or announcement shall show such release or announcement in advance to the other Parties.

      10.7 Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement and the Parties' rights and obligations under this Agreement shall not be assigned by a party to another Person without the prior written consent of the other Parties; provided, however, that (i) Buyer shall be entitled to assign its rights and benefits under this Agreement to any of its Affiliates or to any Person that acquires all of the Acquired Assets or the Seller's Business whether by means of any asset sale, merger or otherwise; and (ii) Seller shall have the right to assign its rights and benefits under this Agreement to any of its Affiliates and to the extent contemplated by the Collateral Assignment of Rights Under Purchase Agreement dated as of April 17, 2001 between Seller, Principal Shareholder and The CIT Group/Business Credit, Inc.; provided, further, that in the event of any such assignment by Buyer or Seller, the assignor shall remain fully liable for the performance of all of its obligations hereunder.

      10.8 Entire Agreement. This Agreement, together with (i) the Schedules and Exhibits attached hereto and the certificates delivered in connection herewith and (ii) the other Transaction Documents, embody the entire agreement and understanding of the Parties hereto and supersedes any prior agreement or understanding between the Parties with respect to the subject matter of this Agreement.

      10.9 Rules of Construction.

            (a) Unless the context otherwise requires: (a) "or" is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) "herein," "hereof," "hereto" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (d) any gender used in this Agreement shall be deemed to include the neuter, masculine and feminine genders; and (e) any reference to an Article, Section, Schedule or Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit attached to this Agreement unless the context otherwise provides.

            (b) The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement to which such matter would reasonably be expected to be pertinent, but shall expressly not be deemed to constitute an admission by any party hereto, or to otherwise imply, that any such matter is material for the purposes of this Agreement. In addition, matters reflected on the Schedules are not necessarily limited to matters required by this Agreement to be reflected thereon and the inclusion of such matters shall not be deemed an admission that such matters (or additional matters) were required to be reflected in the applicable Schedules.

      10.10 Amendment. This Agreement cannot be amended or terminated orally, but only by a writing duly executed by the Parties.

      10.11 Headings. Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

      10.12 Interpretation. Should any provision of this Agreement require judicial interpretation, mediation or arbitration, it is agreed that the court, mediator or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all Parties, directly or through their agents, have participated in the preparation hereof.

      10.13 Bulk Sales Law. Buyer waives compliance with any applicable "bulk sales law" or similar law by Seller, and Seller shall indemnify and hold Buyer harmless against any liability under any such law and any Losses resulting from non-compliance therewith or any liability under any such law as a result of Seller's application of the proceeds of the transactions contemplated by this Agreement.

      10.14 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      10.15 Counterparts; Facsimile Transmissions. This Agreement and all of the Transaction Documents may be executed in any number of counterparts, each of which when so executed, then delivered or transmitted by telefax, shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

                                     BUYER:
                                     GOLDSHIELD PURCHASES INC.

                                     By:
                                        ---------------------------
                                     Name:
                                          -------------------------
                                     Title:
                                           ------------------------


                                     SELLER:
                                     PR NUTRITION, INC.

                                     By:
                                        ---------------------------
                                     Name:
                                          -------------------------
                                     Title:
                                           ------------------------


                                     PRINCIPAL SHAREHOLDER:
                                     TWINLAB CORPORATION

                                     By:
                                        ---------------------------
                                     Name:
                                          -------------------------
                                     Title:
                                           ------------------------

                                  EXHIBIT LIST

EXHIBIT A - ESCROW AGREEMENT
EXHIBIT B - TRANSITION SERVICES AGREEMENT
EXHIBIT C - INTELLECTUAL PROPERTY ASSIGNMENT
EXHIBIT D - ASSUMED CONTRACTS ASSIGNMENT
EXHIBIT E - BILL OF SALE
EXHIBIT E - GUARANTY OF BUYER'S PARENT
EXHIBIT F - SALEABLE INVENTORY

                                LIST OF SCHEDULES

               SCHEDULES TO ASSET PURCHASE AGREEMENT ("AGREEMENT")
                    DATED AS OF APRIL 17, 2001 BY AND BETWEEN
                 GOLDSHIELD PURCHASES INC., PR NUTRITION, INC. ,
                             AND TWINLAB CORPORATION

      These Schedules are an integral part of the Asset Purchase Agreement, are incorporated therein by reference, and are not intended to be independent documents. Unless defined otherwise in these Schedules, capitalized terms used herein have the meanings given to them in the Agreement. Headings and italicized language included herein are included solely for ease of reference, are not intended to and shall not in any way limit the disclosures contained herein. Disclosure of any item on any of the Schedules shall not constitute an admission that such item is required to be disclosed. Any item or matter disclosed on any of the Schedules shall be deemed to be disclosed for all purposes including all other Schedules to the extent such other disclosure is reasonably apparent from the context. The information contained herein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including, without limitation, any violation of law or breach of any agreement.

      IN THE EVENT THAT THE DESCRIPTION OF ANY ACQUIRED ASSET ON ANY SCHEDULE IS NOT IN SUFFICIENT DETAIL TO SPECIFICALLY IDENTIFY SUCH ACQUIRED ASSET, SUCH ACQUIRED ASSET WILL BE DEEMED TO BE INCLUDED IN SUCH DESCRIPTION AND TO CONSTITUTE AN ACQUIRED ASSET, PROVIDED THAT SUCH ACQUIRED ASSET WAS OWNED EXCLUSIVELY BY SELLER AND USED IN THE SELLER'S BUSINESS ON THE DATE HEREOF.

Schedule 2.1(a)         - Tangible Personal Property
Schedule 2.1(b)         - Leased Tangible Personal Property
Schedule 2.1(d)         - Distributor Agreements
Schedule 2.1(e)(i)      - Trademarks
Schedule 2.1(e)(ii)     - Copyrights
Schedule 2.1(e)(iii)    - Software
Schedule 2.1(e)(v)      - Web Site
Schedule 2.1(f)         - Governmental Permits
Schedule 2.1(h)         - Contractual Rights
Schedule 2.2(f)         - Accounts Receivable
Schedule 2.2(j)         - Excluded Intellectual Property Rights
Schedule 2.4(e)         - Retained Liabilities
Schedule 2.5            - Assumed Liabilities
Schedule 2.8            - Allocation of Purchase Price
Schedule 4.1            - Organization and Good Standing
Schedule 4.3            - Compliance with Laws /Permits
Schedule 4.5            - Contracts/Consents

Schedule 4.6            - Purchase Orders and Significant Suppliers
Schedule 4.10(a)        - Financial Statements
Schedule 4.10(b)        - Monthly Financial Statements
Schedule 4.11           - Litigation
Schedule 4.12           - Intellectual Property
Schedule 5.4            - Buyer Consents
Schedule 6.4A           - Assignment of Corporate Names
Schedule 6.4B           - Articles of Amendment & Resolutions
Schedule 6.4C           - Escrow Letter
Schedule 6.4D           - Assignment of Trade Names
Schedule 6.4E           - Trade Names Warranty